Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 16, for which the date is November 3, 2003, and except for Note 15, for which the date is December 11, 2003, with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) as of December 31, 2001 and for the year then ended, included in the Registration Statement on Form S-1, Amendment No. 1 (No. 333-116254), which is incorporated by reference in this Registration Statement of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) filed pursuant to Rule 462(b) under the Securities Act of 1933.

/s/ Ernst & Young LLP

Kansas City, Missouri

July 8, 2004